EXHIBIT 99.1
Contacts:	Rebecca Geier Corp. Comm. /Investor Relations Director (512) 683-5325

National Instruments Reports Record Revenue in Q2
Quarterly Revenue of $141 Million -- Up 11 Percent Year-Over-Year on Record Revenue from New Products

AUSTIN, Texas -- July 26, 2005 -- National Instruments (Nasdaq: NATI) reported second quarter revenue of $141 million, an increase of 11 percent compared to the second quarter of 2004 and up 9 percent sequentially. Fueled by record revenue from new products released in the last two years, this represents the highest quarterly revenue in the company's history. GAAP fully diluted earnings per share (EPS) for Q2 were $0.19 with GAAP net income of $15 million, up 32 percent from Q2 2004.

Included in GAAP net income for Q2 2005 are a number of items related to acquisitions. These include a $400K non-cash charge to cost of goods sold and a $200K non-cash charge to R&D, related to the amortization of acquisition-related intangibles. Additionally, as the NI patent litigation with Measurement Computing was settled on acquisition, we reversed our remaining accrual of $1.9 million. This is netted with other NI patent litigation expenses on our income statement.

The company also announced a quarterly dividend of $0.05 per share on its common stock payable on Aug. 25, 2005, to shareholders of record on Aug. 8, 2005. As of June 30, 2005, the company had $157 million of cash and short-term investments. In Q2 2005, the company repurchased 1.7 million shares of its common stock, equivalent to 2.2 percent of the company's outstanding stock at an average price of $23.85 per share.

"I am pleased to see our continued R&D investments pay off in Q2 with the highest percentage of revenue from new products in many years," said Dr. James Truchard, NI president and CEO. "Our new product success has been built on LabVIEW's success as a system design tool for instrumentation. At NIWeek on Aug. 16th -- 18th, we will show how LabVIEW is expanding into a new role as a graphical system design tool for industrial control and embedded design."

Q2 2005 Highlights

  Highest quarterly revenue in company's 28-year history
  Record quarterly revenue from new products released in the last two years
  Revenue of $141 million, up 11 percent year-over-year and 9 percent sequentially
  GAAP net income of $15 million, up 32 percent from Q2 2004
  Orders over $20K increased 24 percent sequentially
  Record revenue for data acquisition, PXI, modular instruments and motion control products
  Cash and short-term investments of $157 million
  Successful acquisition of Measurement Computing
  Company repurchase of 1.7 million shares at an average of $23.85 per share

-- More --

National Instruments Reports Record Revenue in Q2
July 26, 2005

"We delivered record revenue in Q2 despite the weakening of the global industrial economy in April and May," said Alex Davern, NI CFO. "We are pleased with our sequential profit growth in Q2, and we will continue to focus on managing our expenses in the second half of 2005 to drive operating leverage."

Geographically, the growth of revenue in U.S. dollar terms for Q2 2005 compared to Q2 2004 was as follows: up 8 percent in the Americas, up 11 percent in Europe and up 19 percent in Asia, giving overall growth of 11 percent. In local currency terms, revenue was down 1 percent in Europe, up 10 percent in Asia and up 7 percent in the Americas, for an overall local currency growth of 5 percent.

National Instruments will hold its Annual Investor Conference on Aug. 16 in Austin in conjunction with the NIWeek user conference, a key event for launching new products and meeting with NI customers and strategic partners. Early NIWeek registration is at record levels, with more than 20 percent growth compared to last year. The investor conference will kick off with a new products keynote address by Tim Dehne, senior vice president of R&D. Dr. James Truchard and other senior management will follow with presentations on the opportunities created by new NI products and the company's expanding vision for virtual instrumentation.

Guidance for Q3 2005

Given the typical NI Q3 seasonal pattern and the recent weakness of the euro which will have a negative impact on revenue in Q3, NI expects Q3 2005 revenue to be between $135 million and $141 million and to report fully diluted EPS of between $0.13 and $0.17. The company expects to report record revenue for the full year of 2005.

Interested parties can listen to a conference call today, July 26, beginning at 4:00 p.m. CDT, at www.ni.com/call. Replay information will be available by calling (719) 457-0820 confirmation code #1368534, from July 26, 2005, at 7:00 p.m. CDT, through Aug. 2, 2005, at 12:00 a.m. CDT.

-- More --

National Instruments Reports Record Revenue in Q2
July 26, 2005

This release contains "forward-looking statements," including statements regarding future opportunities for broader use of virtual instrumentation, managing our expenses, driving operating leverage and our guidance for Q3 2005 with respect to revenue and earnings per share. These statements are subject to a number of risks and uncertainties, including the risk of adverse changes in the global economy, delays in the release of new products, the ability to control expenses, fluctuations in customer demand for NI products, manufacturing inefficiencies, seasonality issues and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs you to documents filed with the SEC for other risks associated with the company's future performance.

About National Instruments

National Instruments (www.ni.com) is a technology pioneer and leader in virtual instrumentation -- a revolutionary concept that has changed the way engineers and scientists in industry, government and academia approach measurement and automation. Leveraging PCs and commercial technologies, virtual instrumentation increases productivity and lowers costs for test, control and design applications through easy-to-integrate software, such as NI LabVIEW, and modular measurement and control hardware for PXI, PCI, USB and Ethernet. Headquartered in Austin, Texas, NI has more than 3,600 employees and direct operations in nearly 40 countries. In 2004, the company sold products to more than 25,000 companies in 90 countries. For the past six years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers can obtain investment information from the company's investor relations department by calling (512) 683-5090, e-mailing nati@ni.com or visiting www.ni.com/nati.

The condensed consolidated balance sheet and statement of income follow.

LabVIEW, National Instruments, NI and NIWeek are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

-- More --

National Instruments Reports Record Revenue in Q2
July 26, 2005

National Instruments
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)
	June 30	December 31
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$44,639	$76,216
Short-term investments	112,304	150,392
Accounts receivable, net	85,218	87,312
Inventories, net	56,141	54,043
Other current assets	30,426	24,341
Total current assets	328,728	392,304

Property and equipment, net	148,698	149,783
Intangibles, net and other assets	84,196	40,328
Total assets	$561,622	$582,415

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$29,516	$25,208
Accrued expenses and other liabilities	49,408	57,461
Total current liabilities	78,924	82,669

Deferred income taxes	13,297	13,297
Total liabilities	92,221	95,966

Stockholders' equity:
Preferred stock	-	-
Common stock	779	789
Additional paid-in capital	67,546	98,897
Retained earnings	402,396	384,118
Other	(1,320)	2,645
Total stockholders' equity	469,401	486,449
Total liabilities and stockholders' equity	$561,622	$582,415

-- More --

National Instruments Reports Record Revenue in Q2
July 26, 2005

National Instruments
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)
	Three Months		Six Months
	Ended June 30		Ended June 30

	2005	2004	2005	2004
Net sales	$140,822	$127,127	$270,562	$251,765
Cost of sales	36,713	33,325	69,077	64,895
Gross profit	104,109	93,802	201,485	186,870

Sales and marketing	52,327	47,048	103,900	93,745
Research and development	22,307	21,345	42,690	41,335
General and administrative	11,857	9,999	23,120	19,859
Patent litigation	(1,475)	402	(1,500)	578
Total operating expenses	85,016	78,794	168,210	155,517

Operating income	19,093	15,008	33,275	31,353

Interest income, net	853	737	1,838	1,430
Foreign exchange gain/(loss), net	(238)	(743)	(766)	(746)
Other income, net	61	145	75	212

Income before income taxes	19,769	15,147	34,422	32,249
Provision for income taxes	4,745	3,787	8,262	8,062

Net income	$15,024	$11,360	$26,160	$24,187

Earnings per share:
Basic	$0.19	$0.15	$0.33	$0.31
Diluted	$0.19	$0.14	$0.32	$0.30

Weighted average shares
Outstanding:
Basic	78,303	78,287	78,735	78,126
Diluted	80,190	81,994	81,086	81,955

Dividend declared per share	$0.05	$0.05	$0.10	$0.08

###